Exhibit 10.1

2003 RMH Incentive Compensation Plan
September 2002

The 2003 RMH Incentive Compensation Plan is designed to provide a reasonable return for RMH shareholders before providing any upside opportunity to the management team. The plan will provide a mechanism for management to earn both cash bonuses and stock option awards based on the overall operational success of the business. The reward mechanisms are performance based and direct management’s attention toward providing the shareholders with a consistent return on their investment in the Company. In the event that SEC requirements change requiring stock options to be directly expensed, the cost of the stock options awarded, if any, will be deducted from the bonus pool. RMH management will utilize a cost model for stock options, subject to approval by RMH Board’s Compensation Committee, to determine the overall expense related to the options awarded. Stock options shall be awarded when the company meets its target return on equity (ROE) of 18% subject to approval by the Administration Committee of the board.

For site management and certain corporate Managers and Directors (defined as groups 1 & 2), awards will be based on individual business unit performance and the attainment of specific operating objectives. Cash awards will be paid quarterly based on an annual formula, and stock option awards will be paid annually.

For Vice President level positions and above (defined as groups 3 & 4), and certain Group 2 Directors, awards will be based on the corporate achievement of stated Return on Equity (ROE) objectives. For these two groups, a bonus pool will be established that will be funded entirely through the allocation of 50% of RMH’s incremental operating income that exceeds an 18% ROE. The awards and options for Groups 3 & 4 will be paid annually following formal approval from The Compensation Committee.

The bonus pool, funded through incremental operating income, if any, will be divided through a share allocation process. Individuals in groups 3 & 4 will be eligible to earn 0.25 to 1.0 shares based on their position. Based on the existing headcount in groups 3 & 4, there are a total of 12.25 shares in the pool plus an additional 4 discretionary shares for a total of 16.25. Changes in headcount will impact the number of shares and the compensation available to individuals. Incentive shares for new hires will be prorated on a monthly basis. The overall amount of the pool will be determined solely by the management team’s ability to generate an ROE in excess of 18%. For the purposes of the compensation plan ROE will be calculated by taking the after tax net income for the period divided by the average shareholders equity for the period. An example of how the distribution would be calculated and paid is attached in exhibit A.

The Summary for Plan Year 2003, for all groups is as follows:

            Group 1
•	Participants: Supervisors, Relationship Managers, Outbound Sales Managers, Production Managers, Account Managers
•	Bonus: 15% of base salary
•	Payment: Quarterly (Based on 15% annual base salary, divided by 4)
•	Maximum cumulative annual bonus of 15%
•	Objectives: financial, quality and agent attrition components weighted equally

            Group 2
•	Participants: General Managers, Directors
•	Bonus: 25% of base salary
•	Payment: Quarterly (same as above)
•	Maximum cumulative annual bonus of 25%
•	Objectives: financial, quality and agent attrition components weighted equally

            Group 3
•	Participants: Executive Vice Presidents of Operations, Vice President of Technology, Senior Vice Presidents, Vice Presidents (excluding Sales)
•
Bonus: Participation on a share basis in a bonus pool that is calculated as follows: 50% of operating income that exceeds an ROE hurdle rate of 18%. Executive Vice Presidents and Vice President of Technology are eligible for (1) share; SVPs are eligible for (0.5) share; VPs are eligible for (.25) share (total shares: 7.25). The value of a share will be determined by dividing the bonus pool by the total number of shares in Group 3 and Group 4.

•	Payment: Annually
•	Objective: financial, quality and agent attrition components weighted equally for operations employees and a basic scorecard system for non- operations employees.
•	No merit increases, or salary increases for this group should the company not meet its 18% ROE hurdle.

For groups 1, 2 and 3 the percentage of goals achieved determines the percentage of the eligible bonus share earned. Two times an individual’s base salary is the maximum upside, 75% of objective is the floor. In addition, the company will no longer give any employee a “guaranteed” bonus either oral or by contract.

Example 1

EVP achieves 120% of financial, 100% of quality, 70% of rep attrition objectives.
(1.2)(.333) + (1.0)(.333) + (0)(.333) = .733
EVP earns 73% of one share.

Example 2
Supervisor earns 100% of financial, 75% of quality, 110% of rep attrition objectives.
(1.0)(.333) + (0.75)(.333) + (1.1)(.333) = .949
Supervisor earns 95% of 15% of their base salary.

        Group 4
•	Participants: CEO, COO, CFO, EVP Human Resources
•
Bonus: Participation on a share basis in a bonus pool that is calculated as follows: 50% of operating income that exceeds an ROE hurdle rate of 18%. Participants are eligible for one share each with an upside potential of 2x base salary.

•	Payment: Annually.
•	Objectives: ROE of 18%

Stock Options

Beginning at the end of the 2003 fiscal year, and at each year-end thereafter, the following employees would be eligible for stock option awards. The awards will be granted upon attainment of the company’s primary objective of an 18% ROE. The value and quantity of the options will be determined at that time and the awards will be granted at the discretion of the Board and after approval by the Administrative Committee.

Level	Title	# of Options
1	Director, General Manager	TBD
2	SVP, VP	TBD
3	C – Level, EVP, VP Technology	TBD

Highly Compensated Policy

In the event an employee or group of employees earn in excess of $1MM, the ceiling for the corporate tax deduction, the company will create a non-qualified plan where the excess over $1MM would be deposited as deferred income, available for distribution at retirement or separation. Dave Madigan will chair the committee to establish the plan. It is the express intent, if possible, to allow Group 3 and 4 officers to participate in this plan.